Exhibit 10.23

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

Costco Wholesale

Supplier Standard Terms

United States and its Territories

(Effective Nov. 1, 2022)

1.	STANDARD TERMS.

1.1.	Applicability. These Costco Wholesale Supplier Standard Terms (“Standard Terms”) apply to every purchase, sale, shipment, and delivery of Products (defined below) from Supplier to Costco or its affiliates and related transactions, unless otherwise agreed in a writing signed by Costco and Supplier. Supplier has entered into a Basic Supplier Agreement (“Supplier Agreement”) with Costco and these Standard Terms and other Agreement Documents are incorporated into the Supplier Agreement by reference. Terms defined in the Supplier Agreement have the same meanings herein.

1.2.	Changes to these Standard Terms. Costco may update these Standard Terms from time to time. Costco will publish advance notice of any changes via the Supplier Portal, and any changes will apply only after their effective date and not retroactively. Such notice may be given by email if Costco possesses a valid email address of a contact person; otherwise, notice will be deemed to be given when Costco posts notice of the changes to the Supplier Portal. It is Supplier’s responsibility to update the contact person’s information as necessary, and to monitor the Supplier Portal and be aware of any changes to these Standard Terms. Regardless of whether Supplier has provided a contact person’s information, or if a notification email reaches the appropriate person, the controlling version of these Standard Terms is the version currently available on the Supplier Portal. Supplier accepts the latest version of the Standard Terms available on the Supplier Portal as of the date on which Supplier signed this Supplier Agreement. For subsequent changes, Costco will provide at least 30 days’ notice (unless shorter notice is required by law) prior to the stated effective date of any such changes. If, after the effective date of any changes to these Standard Terms, Supplier accepts a Purchase Order or otherwise conducts new business pursuant to the Supplier Agreement, such action will constitute evidence of Supplier’s acceptance of the modified Standard Terms as of their effective date. If Supplier does not agree to any change to these Standard Terms, it shall not accept any Purchase Orders or conduct any new business pursuant to the Supplier Agreement, and it shall provide written notice of its objection to Costco through a Costco Buyer within 30 calendar days of the effective date of the change to which Supplier objects.

1.3.	Definition of Product. As used in these Standard Terms, “Product” means all goods and services described in any Costco Purchase Order to Supplier or to a third-party distributor selling goods manufactured by Supplier, including all samples, packaging, labeling, instructions, warnings, warranties, and other materials and services normally included in the sale of, or otherwise delivered with, such Product. Some Agreement Documents may use the term “Merchandise” rather than “Product”; the terms are synonymous in the Agreement Documents.

1.4.	Definition of Laws. As used in these Standard Terms, “Laws” means all federal, state, provincial, and local laws, judicial or administrative orders, rules, guidelines, regulations, and treaties.

2.	MANUFACTURING, PACKING, AND PACKAGING.

2.1.	Manufacturing Guidelines. Supplier shall comply with all manufacturing guidelines provided by Costco.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

2.2.	Disclosure of Manufacturers. If Supplier is not the manufacturer of the Products, Supplier shall notify Costco of the manufacturer and other significant contributors to the supply chain for the Products.

2.3.	Packing. Supplier shall comply with the Product packing requirements communicated to Supplier by both Costco and the designated freight carrier, including the use of pallets. If the requirements conflict, Costco’s requirements shall control. Supplier shall ensure that the Product is properly packed and loaded to prevent transit damage and tampering. Packing costs are to be included in the price of the Product. Costco may return any Product not properly packed, pursuant to Section 10.

2.4.	Packaging. Product must be packaged in compliance with Costco’s Structural Packaging Specifications, available from Costco Buyers. Supplier shall inspect all Product prior to shipment to ensure quality, safety, and conformity. Costco may return any Product not properly packaged, pursuant to Section 10.

2.5.	Item Number and Bar Codes. Supplier shall place on all Products Costco’s assigned item number and an accurate scannable global trade identification number (GTIN) that complies with requirements provided by Costco, and shall pay for Costco’s related costs if it fails to do so. Costco may impose requirements for similar evolving technology like radio-frequency identification (RFID).

3.	ORDERING.

3.1.	Purchase Order. Supplier may ship Products to Costco only in accordance with a written Purchase Order received from Costco. Purchase Orders will ordinarily be delivered by Electronic Data Interchange. No contract for sale exists until a Purchase Order is issued, and issuance of a Purchase Order constitutes Costco’s acceptance of Supplier’s offer to sell and creates a binding contract for sale. Each Purchase Order is a separate contract subject to the terms of the Purchase Order and the Agreement Documents, and not part of an installment contract. Supplier shall, as soon as reasonably possible, confirm to Costco its receipt of each Purchase Order. If Supplier cannot fulfill a Purchase Order, it must provide notice to Costco within two business days of receipt of the Purchase Order. Each purchase will be made in the name of “Costco Wholesale,” but may be for the account of either Costco or one of its affiliates. The other Agreement Documents are incorporated by reference into each Purchase Order and each offer to sell by Supplier.

3.2.	EDI. Supplier is required to send and receive data used in connection with the purchase and sale of Product via Electronic Data Interchange (“EDI”). EDI mapping standards for all documents are available by contacting [*****].

3.3.	Projections. Any projections, past purchasing history, or any representations about quantities to be purchased, whether written or oral, are not binding on Costco and Costco is not liable for any act, reliance, forbearance, or expenditure (including expenditures for equipment, labor, materials, or packaging) by Supplier in reliance on them.

3.4.	Invoices. On the date any Product is shipped, Supplier shall submit an EDI invoice to Costco in compliance with Costco’s EDI standards. Actual scale weights must be shown on all bills of lading and other shipping documents that must accompany the Product to the shipping destination.

3.5.	Marking. Supplier shall mark all invoices, bills of lading, packing lists, and any other documents to show legibly the complete Supplier number, Purchase Order number, and Costco item number(s) to which they relate.

3.6.	Price Changes. Prices on a Purchase Order are not subject to any increase or additional charges because of increased cost, change in law, or any other reason. Supplier must give Costco [*****] days’ advance written notice of any price change on future orders.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

4.	PAYMENT.

4.1.	Payment Terms. Unless otherwise agreed in writing, Costco is not obligated to pay any undisputed invoice until [*****]days after delivery is completed as described in Section 6.2 (Delivery) below. Costco is not obligated to pay for any Product for which delivery is not completed for any reason. Supplier must submit all invoices to Costco within six months after the date the Products covered by the invoice were delivered to Costco. In the event of a disputed invoice, Costco shall pay the entire undisputed amount of the invoice and include standard remittance information and supporting documentation regarding the disputed invoice amount.

4.2.	Electronic Funds Transfer. Supplier shall accept payment from Costco by electronic funds transfer. Supplier shall comply with applicable terms and conditions on such transfer as directed by Costco.

4.3.	Claims. Supplier shall submit any payment dispute (invoices, returns, rebates, post-payment audit deductions, etc.) on a Costco Standard Supplier Claim Form, available on the Supplier Portal.

4.4.	No Interest on Late Payment. If either party is late in making any payment to the other party under these Standard Terms, no interest may be charged.

4.5.	Payment Fraud. Supplier shall notify Costco within 48 hours (by emailing [*****]) if it becomes aware of any potentially fraudulent activity or any Security Incident (as defined in Section 25.1) that indicates that the payment information Supplier has provided to Costco might have been compromised. If, as a result of a Security Incident or otherwise, a third party is enabled to misdirect or fraudulently induce Costco to misdirect payments intended to be made to Supplier or another party (including by a third party fraudulently representing itself as Supplier in providing payment instructions to Costco), such misdirected payments will be deemed payment made by Costco against any amounts owed to Supplier. However, in the event Supplier has taken commercially reasonable security measures, Costco and Supplier may agree on an alternative payment resolution.

5.	ASSIGNMENT; FACTORING OF ACCOUNT. Supplier may only assign or factor its Costco accounts receivable (an “Assigned Account”) if an owner or officer of both Supplier and the factor or assignee (“Receiver”) each provide Costco’s Vendor Maintenance Department with written authorization of the Assigned Account, on their company letterhead addressed to Costco, containing the Supplier number, remittance address for the Receiver, and the proposed effective date of the Assigned Account.

On the effective date, Costco shall begin remitting the approved net accounts payable (all Costco-approved payments less deductions associated with Supplier) to the Receiver according to the terms of the Agreement Documents, unless Costco receives a written directive to the contrary signed by both Supplier and Receiver. The Receiver is only entitled to the payment validly owed by Costco to Supplier and such payments are subject to all obligations of Supplier and to all rights of Costco under the Agreement Documents. The Assigned Account does not confer upon Receiver any rights superior to the limited rights provided by law. Any subsequent change to or cancellation of an Assigned Account must be communicated to the Costco Vendor Maintenance Department in writing on company letterhead by both Supplier and Receiver not less than 14 days prior to the date of any such change or cancellation. Costco’s contractual relationship will remain solely with the Supplier and nothing within this Section should be construed as creating a contractual relationship between Costco and any Receiver.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

6.	SHIPMENT AND DELIVERY.

6.1.	Shipment Terms. Sales include delivery of the Product to Costco. Each Purchase Order will specify the place and time of delivery and terms of shipment. If the Purchase Order designates an [*****] sale with delivery to an ocean port or carrier for ocean shipment, the terms of sale and delivery will be [*****].

6.2.	Delivery. Supplier’s delivery of the Product will occur, and title and risk of loss will pass to Costco, only when and to the extent [*****]. Supplier shall promptly notify Costco if any shipment or portion thereof is lost, damaged, or delayed.

6.3.	Cancellation of Shipment. For freight prepaid shipments, Costco may [*****]. For freight collect shipments, Costco may [*****].

6.4.	Late Shipment. Supplier shall notify Costco immediately if its prepaid carrier will not arrive by the Purchase Order arrival date. When a Costco collect carrier arrives on the Purchase Order ship date and Supplier is not ready to load, Supplier shall be responsible for any actual costs incurred by Costco due to the delay. Costco may cancel or reject any late shipment at its sole discretion. On a freight prepaid basis and only with Costco’s written authorization, Supplier may ship back orders and late shipments at Supplier’s expense.

6.5.	Carrier Claims. Supplier is responsible for making all claims with the carrier for any losses, damages, delays, and rework expenses regardless of whether Costco arranges carriage, designates the carrier, or pays the freight.

7.	COMPLIANCE WITH LAWS.

7.1.	Product Warranties. Supplier represents and warrants that all Product will be (as applicable) manufactured, harvested, processed, packed, packaged, labeled, tagged, tested, certified, accurately marked, weighed, inspected, shipped, tracked, marketed, and sold in compliance with all applicable industry standards and all applicable Laws. Supplier represents and warrants that Supplier’s business practices and operations pertaining to the Agreement Documents, and those of its subcontractors and suppliers, will comply with all applicable Laws, including applicable labor and employment Laws respecting any Supplier Agents (defined below) engaged to represent Supplier on Costco premises. Supplier agrees to provide to Costco, upon request, evidence confirming its compliance with all applicable Laws. The term “Supplier Agents” means Supplier’s employees, agents, independent contractors, representatives, and subcontractors, as well as any third-party staffing companies and their employees, agents, independent contractors, representatives, and subcontractors, and any other business or person, hired or engaged by Supplier to perform services on Costco premises in connection with the Products.

7.2.	Laws of Other Countries and Territories. Supplier represents and warrants that all Products to be sold in a country or territory as specified in an Item Agreement or otherwise agreed by the parties will meet all applicable legal requirements to be sold in that country or territory.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

7.3.	Trade Preferences; Customs. For Product to be shipped outside of the United States, Supplier shall (a) explicitly guarantee the accuracy and completeness of all documentation and certifications submitted to support trade preference, and (b) maintain and produce upon request by Costco or any authorized government agency in the United States or the country where the Product will be shipped, all documentation necessary to determine duty treatment and claims for trade preferences. In order to fulfill its obligations under this Section, Supplier shall require its own suppliers to maintain and produce similar documentation for components they provide. In the event of a denial by customs of any special duty claim at the time of entry or during a subsequent customs audit, Supplier shall be liable for any duties, penalties, and interest owed, whether by Costco or Supplier, on account of such denial.

7.4.	Conflict Minerals. Supplier represents and warrants that, based on a good faith inquiry and except as otherwise separately disclosed in writing, the Product does not contain any conflict minerals, as defined in Section 1502 of the Dodd-Frank Wall Street Reform Consumer Protection Act and similar Laws, or as designated by the U.S. Secretary of State. Upon Costco’s request, Supplier shall produce to Costco evidence of its due diligence supporting this representation and warranty.

7.5.	Puerto Rico Distribution Rights. For Product to be sold in Puerto Rico, Supplier represents and warrants (i) that Supplier is and will be authorized to sell to Costco every item of Product it sells to Costco for resale or use in Puerto Rico; and (ii) that the sale of these Products to Costco does not violate the distribution rights of others.

7.6.	California Proposition 65. Supplier represents and warrants that the Product complies with California Proposition 65 (Cal. Health & Safety Code §§ 25249.5-25249.13) and its implementing regulations (27 CCR § 25000 et seq), including the following:

(a)	The Product does not contain chemicals known to the State of California to cause cancer or reproductive toxicity; or

(b)	Any exposure to the chemical(s) in question from use of the Product complies with federal and state standards, including specifically California’s Proposition 65, so as to not require a warning; or

(c)	The Product carries a warning label or is accompanied by an appropriate Proposition 65 warning that complies with California law.

Costco does not allow in-warehouse shelf-signs or other warning signs. Supplier agrees that Proposition 65 warnings must be on or accompany the Product or its packaging and be visible to or shown to Costco members prior to purchase. If the Product carries a Proposition 65 warning label, Supplier shall advise Costco of the exact warning language to place on any web-based listing or other materials produced by Costco.

7.7.	Safety and Training. Supplier shall provide Costco a current Safety Data Sheet (“SDS”) that meets the requirements of OSHA regulations and California Admin. Code, 8 CCR § 5194, or a statement from the manufacturer that no SDS is legally required for the Product. Supplier represents and warrants that it is responsible for all training for Supplier Agents performing any services on Costco premises, including training on best safety practices for those Supplier Agents to follow to avoid injury to Supplier Agents or others while on Costco premises.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

7.8.	Product Approval. Costco’s approval of or contribution to any Product promotional material, sample, label, or packaging, including laboratory tests and inspections, does not relieve Supplier’s sole responsibility to ensure that the Product and its promotional materials, labeling, and packaging conform to applicable specifications and comply with all applicable Laws and Supplier’s other obligations under the Agreement Documents.

7.9.	Regulatory Information. Upon request from Costco, Supplier shall provide to Costco, at Supplier’s expense, any information and documentation necessary for Costco to comply with applicable Laws or requests from government entities. Such information may include, at a minimum, physical address information for each factory or other facility where the product is manufactured, produced, assembled, prepared, or packaged.

7.10.	Notice of Non-Compliance. Except where prohibited by applicable privilege or confidentiality obligations, Supplier must give prompt written notice to Costco of any facts it learns indicating that either the Product or Supplier is allegedly or actually not in compliance with any applicable Laws or any provision of the Agreement Documents.

7.11.	Right to Cancel. Costco may cancel any Purchase Order or reject or revoke acceptance of any Product if it reasonably believes that the Product or Supplier is not in compliance with any applicable Laws or any provision of the Agreement Documents.

8.	AUDITS AND TESTING.

8.1.	Post-Payment Audits. Costco (or a designated representative) may, at Costco’s expense (unless it is determined that Supplier was not acting in good faith with respect to payments), conduct post- payment audits of Supplier to verify the accuracy of all payments. In most cases, post-payment audits take place within three years of either a singular transaction or the completion of a contractual program. If an audit indicates noncompliance with transaction or contractual requirements, Costco may extend the audit timeframe beyond three years. Supplier shall provide supporting documentation and related information upon Costco’s request.

8.2.	Facility Audits. Costco (or a designated representative) may, at Supplier’s expense, inspect any facilities, farms, offices, factories, operations, or other sites that are involved in the manufacture, production (including growing, harvesting, or raising), storage, processing, or distribution of Products (each, a “Facility”) for matters related to the Products, including good manufacturing practices, quality, safety, workers’ protections, environmental protections, supply chain security, and, if applicable, animal welfare and food safety (each of which constitutes a separate audit). If Supplier does not own or operate the Facility, then Supplier shall secure for Costco from the relevant party the right to conduct audits of such Facilities. Facility audits may, at Costco’s discretion, be fulfilled through the submission to Costco of a written report of an audit performed by a third party approved by Costco and paid by Supplier, provided such reports are not summaries or redacted versions and they contain the full address of the Facility and cover all substantive areas required by Costco. Costco may share the results of facility audits with government authorities.

8.3.	Quality Assurance Testing. Costco (or a designated representative) may, at Supplier’s expense, inspect or test any Product, sample, or Facility to determine conformity with applicable specifications and any other measure of quality, safety, design, performance, authenticity, or origin, pursuant to the following procedures.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

(a)	Supplier, at its expense and upon reasonable notice from Costco, shall make the Products, samples, or Facility available for inspection, analysis, and testing by Costco or its designated inspector. Supplier may send such Products or samples to any location directed by Costco, or Costco may obtain such Products or samples at the Facility or from among the Products delivered to Costco.

(b)	Costco or its designated inspector may test all Products (i) at a frequency determined in Costco’s sole discretion or pursuant to any other reasonable schedule directed by Costco or its designated inspector, and (ii) on specific manufacturing runs or prior to specific shipments as reasonably directed by Costco. However, if there are quality or safety issues, then Costco may conduct additional testing, inspections, or audits as needed in Costco’s sole discretion, until the quality or safety issues are resolved.

(c)	No inspections or testing by Costco or an inspector, nor any approval or result of an inspection or test, will modify or discharge Supplier’s obligations, responsibilities, representations, warranties, or indemnities under the Agreement Documents.

If Supplier does not own or operate the Facility, then Supplier shall secure for Costco from the relevant party the right to conduct inspections and testing at such Facilities.

8.4.	Safety Agency Evaluation. Supplier shall ensure that all electrical Products are evaluated by a Nationally Recognized Testing Laboratory recognized by the Occupational Safety and Health Administration, with a current and valid listing/certification bearing all required markings.

8.5.	Supplier Code of Conduct Audits. Costco may conduct additional audits authorized by and described in the Costco Supplier Code of Conduct.

9.	REPRESENTATIONS AND WARRANTIES. Supplier represents and warrants that:

(a)	the Product and its manufacture, production, packaging, labeling, distribution, promotion, display, sale, resale, and use will not infringe or violate any intellectual property right or other right of any third party;

(b)	the Product was manufactured or produced without the use of stolen or misappropriated information technology in Supplier’s business operations;

(c)	Costco’s purchase and resale of the Product will not violate the distribution rights of any third party;

(d)	the Product is genuinely what its labeling, its packaging, and the Agreement Documents indicate that it is, and is not counterfeit;

(e)	the Product is without defects, is in its original condition from the manufacturer, contains all original product manuals and information, and has adequate warnings and instructions;

(f)	at the time of delivery, no seals or packaging on the Product have been opened; and no serial numbers or identification numbers on the Product or on its packaging have been altered, defaced, or removed;

(g)	Supplier is the sole owner of, or is licensed to use, the trademarks, patents, copyrights, and other intellectual property used in the Products (“Supplier Intellectual Property”) and its use of Supplier Intellectual Property in the Products will not infringe upon or in any way violate the rights of any third party;

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

(h)	the Facilities used to produce the Products and the equipment therein will be maintained, supplied, and staffed in a manner and at a level sufficient to perform in all material respects its obligations hereunder, and will be maintained and operated in good and sanitary operating order, condition, and repair consistent with industry standards and in compliance with all applicable Laws.

(i)	Supplier is not a party to any agreement or understanding, and there is no other impediment or restriction that limits, prohibits, or prevents Supplier from selling and delivering the Product to Costco, or limits, prohibits, or prevents Costco from reselling the Product or fully performing its obligations under the Agreement Documents; and

(j)	the Product is not subject to any antidumping duty or countervailing duty, investigation, or order in any country where Product is manufactured or sold. Without limiting any other remedies, Costco may cancel any Purchase Order for Product that is or becomes the subject of an antidumping duty or countervailing duty investigation or order.

Supplier’s representations and warranties will not be affected, limited, or discharged in any way by any approval, act, or omission of Costco.

10.	REJECTION; PRODUCT RETURN.

10.1.	Rejection or Revocation of Acceptance. Costco, at its option, may at any time reject, revoke acceptance of, or return to Supplier (or hold at Supplier’s risk and expense), any Product, shipment, or portion thereof that Costco determines:

(a)	is non-conforming with the terms of the Agreement Documents in any way;

(b)	is packed or shipped contrary to Costco’s instructions or the Agreement Documents (including late or missing shipments);

(c)	is in excess or short of the quantities specified by the Purchase Order;

(d)	allegedly has any defect or damage;

(e)	is the subject of a recall or safety notice;

(f)	allegedly has inadequate warnings, labeling, instructions, or safety guards;

(g)	allegedly violates any applicable Law or fails to meet any applicable governmental or industry standards;

(h)	allegedly fails to comply with any applicable customs, import, or export requirements; or

(i)	allegedly infringes any right of a third party, such as intellectual property rights and privacy rights

(such Products, “Rejected Products”). Any allegations referenced above may be made by a third party or by Costco in its sole discretion. Payment of any invoice does not limit Costco’s right to reject, revoke acceptance of, or return any Product.

10.2.	Costs Related to Rejected Products. In addition to any other remedies available to Costco, Supplier shall (a) assume all risks and pay all expenses of unpacking, examining, repacking, storing, holding, reshipping, or returning any Rejected Products; (b) respond to and assume all expenses of any customs or other regulatory actions related to any Rejected Products; and (c) reimburse Costco its Net Landed Cost for any Rejected Products. Costco may also, at its discretion, require Supplier to pay Costco up to [*****] of the Net Landed Cost of Rejected Products. For purposes of the Agreement Documents, Costco’s “Net Landed Cost” means the price of the Product actually paid by Costco (excluding any cash discount received by Costco) plus all freight, packaging, customs, and storage and handling costs to and from Costco’s facilities, including those costs related to rejection, return, or revocation of acceptance of the Product, as shown on Costco’s books.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

10.3.	Member Returns; Spoils Allowance. When a Product is returned to Costco by a member or other Product recipient (such Products “Returned Products”), Costco shall determine whether the Returned Product is, in Costco’s discretion, in an unsellable condition (such Returned Products “Unsellable Products”). Costco and Supplier may agree to a spoils allowance or other written disposition (“Spoils Allowance”) for a given Product, typically as part of or in connection with the Item Agreement. A Spoils Allowance only applies to Unsellable Products and does not apply to Rejected Products or Returned Products that are not Unsellable Products. Data wiping obligations for Returned Products are described in Section 25.7.

(a)	Unless otherwise specified in an Item Agreement or other written disposition, Costco may, in its discretion, salvage, donate, dispose of, re-sell, re-use, refurbish, or recycle any Returned Product and may keep any proceeds therefrom.

(b)	For Unsellable Products for which there is a current Spoils Allowance up to the return rate anticipated by the Spoils Allowance, Costco shall dispose of such Product and costs will be allocated according to the Spoils Allowance.

(c)	For Unsellable Products for which there is no current Spoils Allowance and for Unsellable Products above the return rate anticipated by a Spoils Allowance, Costco at its option may at any time return such Product to Supplier (or hold it at Supplier’s risk and expense) and require Supplier to (a) assume all risks and pay all expenses of unpacking, examining, repacking, storing, holding, reshipping, or returning such Products and (b) reimburse Costco its Net Landed Cost for such Products.

10.4.	Combined or Commingled Products. If, pursuant to Section 10.1 or 10.3, Costco rejects, revokes acceptance of, or returns Products that have been combined or commingled with other products, Supplier shall, at Costco’s option, replace the rejected, revoked, or returned Products and be responsible for all costs of repacking the combined or commingled merchandise, or purchase from Costco all components of the combined or commingled merchandise at Costco’s Net Landed Cost.

10.5.	Costs of Rejection. Costco will not be liable to Supplier for any costs, expenses, or damages of any kind arising out of (a) Costco’s cancellation of any Purchase Order pursuant to the Agreement Documents; (b) Costco’s rejection, revocation of acceptance of, or return of any Product for any reason set forth in the Agreement Documents; or (c) Costco’s exercise of its rights under Section 11 (Refunds; Offsets/Recoupments).

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

11.	REFUNDS; OFFSETS/RECOUPMENTS. Costco may offset or recoup against amounts Costco owes or will owe to Supplier any costs associated with defective packaging, defective pallets, monies owed for regulatory fines or penalties (including attorneys’ fees and other litigation costs), the value of any inducements or compensation provided by Costco to members or product recipients as an incentive to not return the Product, any rebates or incentive allowances, the cost of processing third-party subpoenas, and any other amounts Supplier owes or will owe to Costco. Costco may, at any time, hold back a reasonable reserve in an amount determined in Costco’s sole discretion for future claims, offsets, and recoupments against amounts owed to Supplier, including member returns and anticipated arbitration or litigation expenses. Upon request from Costco, Supplier shall immediately pay any outstanding balance it owes to Costco or allow an immediate deduction from payment against any amounts owed by Costco to Supplier. Further, upon request from Costco, Supplier shall obtain a bond, letter of credit, or other financial security sufficient, in Costco’s sole discretion, to satisfy Supplier’s obligations and potential obligations to Costco under the Agreement Documents.

12.	INDEMNITY. To the fullest extent permitted by law, Supplier shall defend, hold harmless, and indemnify Costco, its subsidiaries and affiliates, and their employees, agents, and representatives (collectively “Costco Indemnitees”) from and against any and all damages, liabilities, losses, fines, penalties, costs, and expenses (including reasonable attorneys’ and experts’ fees) arising out of any claims, suits, actions, or demands by a third party or a Supplier Agent (collectively, “Claims”) arising out of any delivery, servicing, offer, purchase, or sale of Product, including any of the following:

(a)	Any actual or alleged breach of the Agreement Documents by Supplier or Supplier Agents;

(b)	Any actual or alleged infringement or misappropriation of any intellectual property right or other right relating to any Product or Supplier Intellectual Property;

(c)	Any actual or alleged injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from:

(i)	the Product;

(ii)	any actual or alleged defect in such Product, whether latent or patent, including any alleged failure to provide adequate warnings, labeling, packaging or instructions, or any failure of the Product to comply with any of the Product specifications or with any express or implied warranties of Supplier; or

(iii)	the shipping, delivery, loading, and unloading of the Product by Supplier or a Supplier Agent;

(d)	Any actual or alleged violation of any Laws relating to Supplier Agents or the Product, or to the Product’s manufacture, production, shipment, import, labeling, weights and measurements, use, or sale, or any failure to provide an SDS or certification;

(e)	Any Claim threatened or brought against Costco by any Supplier Agent;

(f)	Any Security Incident, as defined in Section 25.1;

(g)	Any act or omission of Supplier or any Supplier Agent, including acts or omissions on Costco’s premises and the use of any vehicle, equipment, fixture, or material of Supplier or a Supplier Agent in connection with any sale to or service for Costco; or

(h)	Any actual or alleged failure by Supplier to pay any third party for any amounts due and owing in connection with the Product or the Agreement Documents, including payments for materials, equipment, supplies, transport, or services performed.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

Supplier shall appoint counsel to defend Claims as necessary, subject to Costco’s approval. Costco may participate as it deems necessary in the handling, adjustment, or defense of any Claim, but is not obligated to do so. If Costco elects to participate in the defense of a Claim, Costco may select its own counsel, control its own defense, and settle Claims, and Supplier shall pay for all reasonable defense costs and expenses as they are incurred. Supplier may not enter into any settlement that obligates Costco without Costco’s written approval.

The indemnification obligations of Supplier are not affected, limited, or discharged in any way by any approval, act, or omission of Costco, nor will they extend to Claims claimed by one Costco Indemnitee against another Costco Indemnitee.

The indemnification obligations of Supplier apply to the fullest extent permitted by law regardless of any strict liability or negligence (whether sole, concurrent, or contributory) by any Costco Indemnitee; provided, however, that Supplier has no obligation to defend, hold harmless, and indemnify a Costco Indemnitee for loss caused solely by the negligence or intentional wrongful acts of Costco.

13.	WAIVER. Supplier specifically and expressly waives any liability limitation or immunity that it may be granted under any applicable industrial insurance or workers’ compensation statutes. By signing the Supplier Agreement, Supplier certifies that this waiver provision was agreed and negotiated as between Supplier and Costco and is not intended to benefit any third parties unrelated to Costco Indemnitees.

14.	INSURANCE.

14.1.	Policies. Supplier shall obtain and maintain, at its expense, a policy or policies of:

(a)

Commercial General Liability Insurance (including product and completed operations, personal and advertising injury, and contractual liability coverage) with a minimum of [*****] each occurrence; $[*****] general aggregate limit and $[*****] products and completed operations aggregate limit written on an occurrence form, unless otherwise agreed to by a Costco Buyer based on the specific nature of the Products and indicated in an Item Agreement. Aggregate limits must apply on an annual basis. Such insurance can be any combination of primary or umbrella/excess. Insurance must be written on a world-wide basis. The required insurance shall not have a self-insured retention or deductible exceeding an amount typical and reasonable for Supplier’s industry and size.

Such general liability insurance must be written on an occurrence form; however, Supplier may satisfy the requirement of this Section 14.1(a) by obtaining and maintaining a “Claims Made” general liability policy if the policy is submitted to and approved in writing in advance by Costco’s Risk Management department. If approved, (i) such Claims Made policies must be maintained in effect by Supplier at all times while the parties are doing business and have a retroactive date of at least three years prior to the date of the initial Costco Purchase Order submitted to Supplier; and (ii) in the event Supplier stops doing business with Costco, Supplier shall maintain its general liability insurance for five years thereafter, or purchase a three-year extended reporting period.

Suppliers whose employees enter Costco’s premises for business are also required to have:

(b)	Workers’ Compensation Insurance with statutory limits and employers’ liability insurance (stop-gap liability insurance in monopolistic state workers’ compensation fund states) with minimum limits of $[*****] per accident/occurrence for bodily injury and property damage.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

(c)	Automobile Liability Insurance with $[*****] per accident for bodily injury and property damage limits for each accident, including owned, non-owned, and hired vehicles.

Suppliers whose employees enter Costco’s premises for business in Puerto Rico are also required to have:

(d)	Workers’ Compensation Insurance through the Puerto Rico State Insurance Fund (Fondo del Seguro del Estado).

14.2.	Additional Insured. All policies purchased to satisfy the foregoing General Liability and Automobile Liability Insurance requirements in Section 14.1 (including any excess or umbrella policies) must name Costco and any relevant subsidiary, proprietary company or corporation, partnership or joint venture as Additional Insureds for the duration of the required insurance. The scope of coverage afforded Additional Insureds under those policies must be at least as broad as the coverage afforded under [*****].

14.3.	Policy Limits; Primary Coverage; Waiver of Subrogation. Supplier’s insurers must be Best’s rated A-, VII (or the equivalent) or better. The limits of insurance provided must be the greater of that set forth in these Standard Terms or the full per occurrence and aggregate limits set forth in Supplier’s insurance policies, and the full amount of those limits provided must be applicable and available to Costco in its capacity as an additional insured under the policy or policies providing those limits. Policy limits may not be reduced, terms changed, or any policies canceled with less than 30 days’ prior written notice to Costco. Supplier’s insurance must provide that it is primary to and will not seek contribution from any other insurance available to Costco. Policies maintained by Costco will be excess and noncontributory to policies maintained by Supplier. All Supplier policies must contain a waiver of subrogation by Supplier’s insurance carrier in favor of Costco and its insurance carriers with respect to all obligations assumed by Supplier pursuant to the Agreement Documents. Supplier shall ensure that all its agents, representatives, subcontractors, and independent contractors comply with the insurance requirements of this Section 14. Supplier shall also pay any deductibles and retentions under the policies required by this Section 14, even if an underlying claim is asserted solely against Costco.

14.4.	Certificate of Insurance. Supplier shall deliver to Costco the Certificate(s) of Insurance evidencing the coverage required by this Section 14 prior to receiving a Purchase Order from Costco, and at each policy renewal or replacement during the duration of coverage required by this Section 14. Such Certificate(s) of Insurance must be signed by a person authorized by each insurer identified therein to bind coverage on its behalf. Any failure to provide a Certificate of Insurance will not limit or waive any rights available to Costco.

14.5.	Obligations of Supplier. Nothing contained in this Section 14 in any way limits the indemnity obligations or other obligations of Supplier under the Agreement Documents or applicable Law.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

15.	TAXES.

15.1.	Payment of Taxes. Costco’s purchase is for resale unless Costco otherwise states in writing. Supplier’s pricing should be exclusive of all retail sales, use, and similar taxes. If claiming the resale sales tax exemption, Costco shall provide Supplier, upon Supplier’s request, with valid tax exemption (resale) certificates for those states where Costco has a nexus and where deliveries are to be made. Supplier’s invoicing Costco for any tax or fee constitutes a warranty that Supplier is duly registered with the agency which levies the tax or fee. If Supplier does not remit the invoiced tax or fee to the appropriate agency, or if the same tax or fee is subsequently assessed by the agency against Costco, Supplier shall reimburse Costco for all amounts of tax or fee Costco has remitted to Supplier to date and Supplier shall defend, indemnify, and hold harmless Costco against all related losses, fines, penalties, interest, and expenses (including attorneys’ fees).

15.2.	Puerto Rico Excise Tax. For Products that Costco intends to sell in Puerto Rico, Costco’s purchase is for resale in Puerto Rico unless Costco otherwise states in writing. If Supplier arranges shipment of the Products FOB Costco in Puerto Rico, Supplier shall pay and clear Puerto Rico’s excise tax and prepare all shipping documentation needed, as the shipper and importer of the Products, to identify and clear the ordered Products in Puerto Rico. Further, if Supplier ships FOB Costco in Puerto Rico or manufactures the Product within Puerto Rico, Supplier’s pricing shall be inclusive of the Puerto Rico excise tax.

16.	RECALLS. In the event a Product is the subject of a recall (which includes safety, quality, or similar notices), a claim of tampering, or another claim where action is required to bring the Product into compliance with the Agreement Documents (whether initiated by Costco, Supplier, or a government or consumer protection agency), Supplier shall take appropriate actions and pay all associated costs and expenses. Supplier shall promptly reimburse Costco for all such costs and expenses incurred by or for Costco, including recalling; publishing and mailing notices; investigating; storing, shipping, destroying, or recycling the Product (and where applicable, any products with which the Product has been processed, packaged, combined, or commingled); refunds to members; the value of any inducements or compensation provided by Costco to members or Product recipients as an incentive to not return the Product; and the reimbursement of Costco’s Net Landed Cost of Product pursuant to Section 10.2. The parties shall assist each other in all reasonable ways to resolve any claims involving Products subject to a recall or a safety, quality, or similar notice.

17.	LIMITATION OF LIABILITY. The exercise of any remedy herein will be without prejudice to any other right or remedy available to either party. UNDER NO CIRCUMSTANCES, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER CLAIM OR CAUSE OF ACTION, WHETHER STATUTORY OR OTHERWISE, WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, TREBLE OR OTHER ENHANCED DAMAGES ARISING OUT OF OR RELATING TO THE AGREEMENT DOCUMENTS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE; PROVIDED, HOWEVER, THAT IN THE CASE OF SUPPLIER’S BREACH, THIS LIMITATION OF LIABILITY DOES NOT PREVENT COSTCO FROM RECOVERING THE DIFFERENCE BETWEEN ITS NET LANDED COST AND THE ACTUAL OR INTENDED SELLING PRICE OF THE PRODUCT, NOR DOES IT LIMIT RECOVERY FOR BREACH OF SUPPLIER’S OBLIGATIONS UNDER SECTIONS 10 (Rejection; Product Return), 12 (Indemnification), 15 (Taxes), 23 (Ethics and Sustainability) OR 24 (Confidentiality).

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

18.	DISPUTES AND ARBITRATION. All disputes that are between Costco and Supplier or either’s subsidiaries, parents, affiliates, officers, directors or employees (including Supplier Agents) (including any tort or statutory claim) (“Dispute”) will be arbitrated under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), including, if applicable, Supplementary Procedures for International Commercial Arbitration, in English at Seattle, Washington, before one neutral arbitrator who may be a national of the same country as either party and who must be a member of the AAA’s Large Complex Case Panel or a panelist with either Judicial Dispute Resolution or JAMS. Any issues about the arbitrability of a Dispute will be determined by the arbitrator. Each party shall make available to the other party all documents and information relevant to the Dispute in its possession not later than 60 days after the demand for arbitration is served. The arbitrator may permit such depositions or other discovery deemed necessary for a fair hearing. The arbitrator will have the power to require discovery of third parties (including testimony and documents) at any time prior to the award (including prior to the hearing) to the fullest extent allowed by this agreement or federal law or the laws of the State of Washington, whichever is broadest. The hearing may not exceed two days and the arbitrator’s award must be rendered within 120 days of the demand. The parties have included these time limits to expedite the proceeding, but they are not jurisdictional and shall not affect the validity of the award. The arbitrator may award interim and final injunctive relief and other remedies, but may not award damages limited in Section 17 above whether under contract, tort, statute, or any other basis for liability unless they are required by statute as determined by the arbitrator. No class arbitration is allowed, but other parties may be joined as necessary to resolve a Dispute. Any award of the arbitrator may be confirmed or enforced in any court having jurisdiction. Notwithstanding the above, Costco or Supplier may bring court proceedings or claims against each other (i) solely as part of separate litigation commenced by an unrelated third party, or (ii) if not first sought from the arbitrator, solely to obtain in the state or federal courts in King County, Washington, temporary or preliminary injunctive relief or other interim remedies pending conclusion of the arbitration. In the case of contradiction between the provisions of this Section 18 and the Commercial Arbitration Rules of AAA, this Section will prevail. The limitations on remedies described above may be deemed inoperative to the extent necessary to preserve the enforceability of the agreement to arbitrate. If any provision of this agreement to arbitrate is held invalid or unenforceable, it will be so held to the minimum extent required by law and all other provisions will remain valid and enforceable.

18.1.	Agreement to Arbitrate. Supplier acknowledges and agrees that (i) these arbitration and Dispute provisions are valid, and that it has freely and voluntarily accepted them as part of the negotiation of the Agreement Documents, (ii) it has received consideration for agreeing to arbitrate under these terms, (iii) it has had the opportunity to consult with counsel as to whether or not to agree to arbitration, (iv) it waives any claim it may have to immunity from arbitration, (v) any defense to arbitrability or enforcement, including sufficiency of notice, deficiencies in the proceeding and public policy concerns are waived if not raised in the arbitration proceeding or the first opportunity for appeal, (vi) it consents to the global enforcement and execution of any arbitration award, against it and any of its assets, (vii) the Agreement Documents are an “agreement in writing” for purposes of Article II of the United Nations Convention for the Recognition and Enforcement of Foreign Arbitral Awards; and (viii) this agreement to arbitrate covers any claims with respect to matters relating to the distribution rights of any of the parties arising under the Agreement Documents or any applicable Law. If for any reason this agreement to arbitrate is held invalid or unenforceable with respect to any Dispute, then the exclusive forum for that Dispute will be the federal or state courts in King County, Washington.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

18.2.	Confidentiality. Confidentiality of the Agreement Documents and Costco’s buying practices, including information that would disclose or reflect Product pricing, volume, and other factors, is critical to Costco’s competitiveness and ability to offer value to members. The parties agree that, unless Costco decides otherwise or the arbitrator orders otherwise, (i) the fact of arbitration and all pleadings, motions, discovery responses, depositions, testimony, orders and awards, and documents exchanged or filed in relation to the arbitration will be kept strictly confidential and the parties may request that the arbitrator issue an order to that effect; (ii) the parties will file any award issued by the arbitrator and any related information under seal in a court of competent jurisdiction; and (iii) any party may seek a separate order from a court of competent jurisdiction enforcing the arbitrator’s order protecting the disclosure of pleadings, motions, discovery responses, depositions, testimony, and documents exchanged or filed in the arbitration, provided that the party will seek to file such motion and responses under seal.

18.3.	Puerto Rico. For Puerto Rico Suppliers of Product sold in Puerto Rico, these provisions provide for MANDATORY ARBITRATION in Seattle, Washington. The arbitrator must be a resident of Washington. Supplier acknowledges and agrees that (i) it has freely and voluntarily accepted these arbitration and dispute provisions as part of the negotiation of the Agreement Documents, (ii) it has received consideration for agreeing to arbitrate, (iii) it has had the opportunity to consult with counsel as to whether or not to agree to arbitration, and (iv) this agreement to arbitrate covers any Disputes with respect to matters relating to distribution rights of any of the parties arising under the Agreement Documents or any applicable Laws. If for any reason this agreement to arbitrate is held invalid or unenforceable with respect to any Dispute, then the exclusive forum for that Dispute will be the federal or state courts in King County, Washington.

19.	VENUE; RECOVERY OF COSTS AND EXPENSES. The parties consent to the personal jurisdiction and exclusive venue of the federal and state courts in King County, Washington, for any court action or proceeding allowed under the Agreement Documents. Except as otherwise provided by applicable Law, the prevailing party in any arbitration or court action or proceeding will be awarded its costs and expenses, including reasonable attorneys’ and experts’ fees and any costs and expenses incurred in connection with any dispute regarding the enforceability of Costco’s arbitration rights under this Agreement.

20.	GOVERNING LAW. The Agreement Documents are governed by and construed according to the laws of the State of Washington, without regard to conflicts of laws principles. The United Nations Convention on Contracts for the International Sale of Goods does not apply to the Agreement Documents.

21.	SEVERABILITY. If any provision of the Agreement Documents is held invalid or unenforceable, it will be so held to the minimum extent required by law and all other provisions will remain valid and enforceable.

22.	INTELLECTUAL PROPERTY.

22.1.	Costco Intellectual Property. The ownership and exclusive use of the trademarks, patents, copyrights, and other intellectual property owned by or under license to Costco or its affiliates, which include COSTCO WHOLESALE (and all derivatives thereof) and KIRKLAND SIGNATURE (and all derivatives thereof) (“Costco Intellectual Property”), will remain vested in Costco or such affiliates. Supplier has no rights or interest in Costco Intellectual Property, except as provided in a Private Label Addendum if applicable. Supplier agrees that prior to using Costco Intellectual Property in any other manner, it will obtain prior written consent and will comply with Costco’s Trademark/Logo Guidelines. Supplier may not contest, directly or indirectly, the ownership, validity, or enforceability of such intellectual property or use any other confusingly similar intellectual property.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

22.2.	Infringement Remedy. In addition to its indemnification obligations under these Standard Terms, if any third party claims that any element of a Product infringes the intellectual property rights of a third party, Supplier shall, at its expense and at Costco’s option, promptly either (i) modify the Product so that it no longer infringes such rights, take back all units of such Products remaining in Costco’s possession, and reimburse Costco its Net Landed Cost for such Products; or (ii) obtain a license that would allow Costco to continue selling the Product.

23.	ETHICS AND SUSTAINABILITY.

23.1.	Supplier Code of Conduct. Supplier shall comply with Costco’s Supplier Code of Conduct as it is amended by Costco from time to time, available online or upon request. The Supplier Code of Conduct, among other things, prohibits Supplier, as well as its suppliers and subcontractors, from engaging in any form of slave labor, forced or bonded and indentured labor, prison labor, illegal child labor, physical abuse of workers, human trafficking, sexual exploitation, bribery, health and safety conditions posing immediate risk to life and limb, and any form of corruption, deception, or falsification of records. It also permits audits to ensure compliance. Supplier agrees to and accepts the remedies and consequences for violation of the Supplier Code of Conduct as described therein.

23.2.	Traceability. Supplier shall maintain the ability to trace all components or ingredients of the Product to their source, and shall ensure that all participants in the Product’s supply chain comply with all applicable Laws related to the Product’s supply chain. Upon request from Costco, Supplier shall provide to Costco such traceability information and evidence of such compliance. Upon request from Costco, Supplier shall also provide to Costco the names, addresses, and contact information for each entity in the Product’s supply chain that had custody of the components or ingredients used to produce, manufacture, or process the Product. Upon request from Costco, Supplier shall also provide to Costco detailed information about Product packaging, including form, cost, material, weight, and other measurements. If Costco has communicated to Supplier that Costco has a traceability policy pertaining to the Product or a specific component or ingredient of the Product, Supplier shall comply with such policy.

23.3.	Animal Welfare. Supplier shall comply with all policies, expectations, and requirements provided by Costco to Supplier regarding animal welfare in the manufacture, production (including growing or raising), and distribution of Products.

23.4.	Sustainability Practices. Supplier shall comply with any additional sustainability requirements communicated to Supplier by Costco. Supplier shall reasonably cooperate with Costco to reduce Supplier’s greenhouse gas emissions associated with the production or manufacture and shipment of Products. As between Costco and Supplier, Supplier is responsible for complying with, participating in, and funding any government-required producer responsibility programs, including the development of any government-required stewardship plan or program. Upon request from Costco, Supplier shall share with Costco information, as specified by Costco, regarding (i) the composition and recyclability of the Product and its packaging and (ii) Supplier’s sustainability practices.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

23.5.	Compliance with Anti-Corruption Laws. Each party shall comply with all anti-corruption Laws and provide assurances and documentation to the other as may be requested from time to time that it is acting in compliance with these Laws and with Costco’s policies and prohibitions regarding provision and acceptance of gratuities. Supplier acknowledges that Costco employees may not, directly or indirectly, give, offer, accept, or receive gratuities (whether to or from government officials or private parties). In connection with activities that directly or indirectly involve Costco, Supplier shall not give, offer, accept, or receive gratuities to any party. Supplier shall promptly report to Costco actual or suspected violations of this provision.

24.	CONFIDENTIALITY.

24.1.	Confidential Information. Supplier may be exposed to Costco’s Confidential Information. “Confidential Information” means non-public or proprietary information provided before or after the date of this Agreement, whether written, oral, or stored in any media that Costco designates confidential or which, by its nature or under the circumstances surrounding disclosure, ought to be treated as confidential. Confidential Information includes Personal Information (defined in Section 25.2), business plans, marketing plans, product plans, processes, strategies, know-how, forecasts, financial information, and the Agreement Documents.

24.2.	Exclusions. With the exception of Personal Information, which is always Confidential Information, Confidential Information does not include information that Supplier can conclusively establish: (i) entered the public domain without Supplier’s breach of any obligation owed to Costco and without wrongdoing by Supplier or any third party; (ii) was lawfully disclosed to Supplier from a source other than Costco; (iii) is or was rightfully in Supplier’s possession prior to disclosure by Costco; or (iv) is independently developed by or for Supplier without use of Costco’s Confidential Information.

24.3.	Supplier’s Obligation of Confidentiality. Both during and after the close of the business relationship, Supplier shall hold the Confidential Information in the strictest confidence and, except as expressly permitted herein or as consented to in writing by Costco, shall not disclose such Confidential Information to any third party. Supplier is, however, permitted to disclose relevant aspects of such Confidential Information to: (a) its officers, employees, attorneys, and auditors by a public accounting firm, on a need-to-know basis in order to perform its obligations under the Agreement Documents; or (b) third parties only as required for Supplier to provide Products or services to Costco or its members; provided that it obligates all such persons described in (a) and (b) above to protect the Confidential Information to the same extent as required under this Section 24. Supplier may use the Confidential Information only to exercise rights and fulfill obligations under the Agreement Documents. Supplier shall take measures to protect the confidentiality of the Confidential Information that are no less protective than those measures it uses to protect the confidentiality of its own confidential or proprietary information (in no event, less than commercially reasonable measures).

24.4.	Retention. Upon request by Costco, Supplier shall promptly return or delete Confidential Information from its systems in accordance with Costco’s instructions, and it shall require similar return or deletion from any third parties who were authorized to access Confidential Information.

24.5.	Legal Process. Supplier may disclose Confidential Information when legally compelled by a court or other government authority. To the extent permitted by law, Supplier shall promptly provide Costco with sufficient notice of all available details of the legal requirement and reasonably cooperate with Costco’s efforts to challenge the disclosure, seek a protective order, or pursue any other legal action Costco deems appropriate.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

25.	DATA PROTECTION; PRIVACY.

25.1.	Security Incidents. Supplier shall notify Costco in writing without undue delay upon learning of (i) a breach of security impacting Supplier’s information technology systems (or those of any third parties who were authorized to access Costco’s Confidential Information) that Process (defined below) Costco’s Confidential Information; or (ii) any unauthorized access, acquisition, use, or disclosure of Costco’s Confidential Information (each a “Security Incident”). Supplier shall investigate the Security Incident, take all necessary steps to eliminate or contain the exposure of the Confidential Information, and keep Costco informed of the status of the Security Incident. Supplier shall provide reasonable assistance and cooperation requested by Costco to correct, remediate, or investigate any Security Incident and to mitigate any potential damage. “Process” means to collect, record, organize, alter, access, disclose, copy, retain, delete, combine, restrict, destroy, dispose of, sell, share, or otherwise use.

25.2.	Processing. Supplier may be provided with, access, or otherwise receive information from or on behalf of Costco that reasonably may be related to or associated with an individual (including information about Costco members, vendors, customers, suppliers, and employees) (“Personal Information”). The parties agree that Costco is the Controller and Supplier is a Processor or Service Provider as to such Personal Information, as those terms are defined under applicable data privacy Laws and requirements. The Parties shall comply with all data privacy Laws and requirements applicable to such Personal Information. Supplier shall notify Costco within five days if Supplier determines it cannot comply with applicable data privacy Laws and requirements or the terms of this Agreement, or if it suspects unauthorized access or misuse of such Personal Information. Supplier shall (and shall ensure that any person acting under Supplier’s authority to Process the Personal Information) Process the Personal Information only (i) as needed to perform Supplier’s obligations under the Agreement Documents, (ii) in accordance with Costco’s documented instructions, including as set forth in any of the Agreement Documents, unless otherwise required by applicable Law; and (iii) only for the duration of the Agreement between the parties. Supplier shall not otherwise Process Personal Information and shall not sell, share, retain, use, or disclose such Personal Information for any purpose outside of the services specified in the Agreement Documents, including for purposes outside of the direct business relationship between the parties or for Supplier’s own commercial purposes. Supplier shall not add such Personal Information to its or any third party’s database or otherwise allow such Personal Information to be combined with other information. Supplier may collect Personal Information directly from members or customers, subject to Supplier’s privacy policy and applicable Law, for purposes of providing a Product or service requested by the individual or providing coverage under a Product warranty. Supplier certifies that it understands and will comply with these obligations and prohibitions related to selling, retaining, using, or disclosing such Personal Information under these Standard Terms.

25.3.	Employees, Agents, and Subprocessors. Supplier will ensure that each person involved in processing such Personal Information is subject to a duty of confidentiality as to such Personal Information and its processing. If supplier uses subprocessors to process such Personal Information, Supplier will enter into a written agreement with such subprocessors that imposes comparable data privacy and security terms as those imposed by this these Standard Terms. Supplier will notify Costco if Supplier uses a subprocessor to process such Personal Information and shall provide Costco with the opportunity to object to new subprocessors.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

25.4.	Requests and Complaints. Unless prohibited by applicable Law, Supplier shall promptly (and in any case within five days) notify Costco if Supplier receives any requests concerning Personal Information, including requests to access or delete Personal Information or complaints with respect to Personal Information. Supplier shall not respond to any such request or complaint, other than to redirect the requester to Costco, unless expressly authorized to respond by Costco or otherwise required by applicable Law. Supplier shall provide Costco with reasonable assistance and cooperation in complying with applicable data privacy and data breach notification Laws, including in fulfilling requests from individuals concerning data privacy rights and the completion of privacy risk or impact assessments and compliance audits or assessments by Costco.

25.5.	Deletion. Upon Costco’s request, Supplier shall promptly and securely delete or destroy any Personal Information where such data is within the possession or control of Supplier. If relevant, Supplier shall direct any affiliate or subcontractor or other third party that Processes or has authorized access to such Personal Information to promptly and securely delete or destroy such data.

25.6.	Aggregated, Anonymized, De-identified or Pseudonymous Data. Supplier will comply with the terms of Section 25.2 for all aggregated, anonymized, de-identified, or pseudonymous Personal Information it receives from, or on behalf of, Costco, or that is generated from such Personal Information. Supplier agrees to take reasonable measures to ensure that such data cannot be re- identified, or otherwise associated with an individual, and shall publicly commit to make no attempt to re-identify such data.

25.7.	Data Wiping. Prior to delivering the Product to Costco, Supplier shall identify to Costco in the Item Agreement or otherwise all Products that are capable of storing Personal Information. If Costco returns Returned Products to Supplier pursuant to the Agreement Documents, then as between Costco and Supplier, Supplier will have sole responsibility for determining if such Returned Products are capable of storing Personal Information and for wiping such Returned Products of all Personal Information and other data and software that was saved or installed by the member, according to applicable industry standards. Such Returned Products will include at least all computers, tablets, cell phones, and other smart or connected devices.

25.8.	Confirmation. Upon completion of any actions required by this Section, Supplier shall provide Costco written confirmation of Supplier’s compliance with this Section.

26.	SUBCONTRACTORS; CHANGE IN CONTROL; ASSIGNMENT

26.1.	Subcontractors. Supplier may not subcontract, delegate, or assign its obligations under the Agreement Documents without the prior written approval of Costco.

26.2.	Change in Control. In the event of a change in control of Supplier, in Costco’s sole discretion, Costco may cancel any Purchase Order that has not been fully performed.

26.3.	Assignment. Any assignment of the Agreement Documents without Costco’s prior written consent is void and, if approved, the Agreement Documents will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

27.	NO PUBLICITY. Supplier shall not, without the prior written consent of Costco, refer to Costco or any of its employees or affiliates as Supplier’s customer or otherwise in press releases, advertising, or other public or promotional statements in any media format.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Costco Wholesale Supplier Standard Terms – US (Effective Nov. 1, 2022)

28.	RELATIONSHIP OF PARTIES. The relationship between Costco and Supplier is that of independent contractors. Supplier is not, and may not hold itself out as, an agent of Costco. The Agreement Documents do not create an exclusive relationship between Supplier and Costco or any of its affiliates, wherever located.

29.	TRADE CONTROLS COMPLIANCE. Supplier shall comply with all applicable economic and financial sanctions, trade embargoes, and import and export control laws and regulations imposed, administered, and enforced by the country where the Product is to be sold by Costco, the United Nations, the European Union, and the United States (“Trade Controls”). In connection with this commitment, Supplier represents that it will not source to Costco, directly or indirectly, any item or component thereof, in whole or in part, in a manner prohibited by applicable Trade Controls. Without limiting the foregoing, Supplier represents that it is not a Sanctioned Person (as defined below), and that it will not source to Costco, directly or indirectly, any item or component thereof, in whole or in part, from any country or territory subject to comprehensive Trade Controls (currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), or from any Sanctioned Person, unless such activity is first identified to Costco for review, and Costco in its sole discretion specifically approves the activity. “Sanctioned Person” means (a) any entity or person listed in any Trade-Controls-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), (b) any entity or person operating, organized, or resident in any country or territory subject to comprehensive Trade Controls (currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine), or (c) any entity or person owned or controlled by any such entity or person.

30.	ASSIGNMENT OF CLAIMS. Supplier shall assign to Costco any claims Supplier might have against third parties arising out of Products or services associated with the Agreement Documents. Supplier agrees to notify Costco within 30 days of becoming aware of any such potential claim and, should Costco accept assignment of the claim, to cooperate fully in its prosecution.

31.	WAIVER. The failure by either party to insist upon strict performance of any of the provisions contained in the Agreement Documents does not diminish either party’s right to full performance at any time thereafter and a waiver by either party of a breach of any provision in the Agreement Documents is not a waiver of a similar breach in the future.

32.	NOTICE. Unless specified otherwise in the Agreement Documents, all notices must be in writing and must be sent to the address specified below or to any changed address of which a party has given written notice. Notices must be sent by overnight courier that guarantees next day delivery and will be deemed given at the time received. Notices to Costco must be sent to Costco’s Vendor Maintenance Department at [*****], or any changed address that Costco provides. Notices to Supplier must be sent to the most current address listed in Supplier’s Costco account.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.